UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 15, 2008, K-D Petrochemicals C.V. (“K-Dow”) and its wholly owned subsidiary K-Dow Petrochemicals B.V. (the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and The Royal Bank of Scotland plc, as administrative agent.  The Dow Chemical Company (the “Company”) ultimately owns 50% of the equity interests of K-Dow, which was formed pursuant to the previously-disclosed joint venture formation agreement (the “JVFA”) dated November 28, 2008, between the Company and Petrochemical Industries Company (K.S.C.) (“PIC”), a wholly owned subsidiary of Kuwait Petroleum Corporation.

A condition precedent to the closing of the joint venture under the JVFA requires K-Dow and its subsidiaries to secure from third parties financing of at least $2 billion in funded debt, and $1 billion in unfunded debt in the form of a working capital facility. It is expected that this condition precedent will be satisfied by securing financings under the Credit Agreement, which provides for a $2.7 billion term loan facility and a $1 billion revolving credit facility. The proceeds of the borrowings will be used to finance the payment of a special cash dividend of $1.5 billion to each of the Company and PIC, as partners in the joint venture, as well as for other general corporate purposes of K-Dow and its subsidiaries.

The term loan facility will mature on the second anniversary of the initial funding under the Credit Agreement and the revolving credit facility will mature on the third anniversary of the initial funding under the Credit Agreement.

LIBOR borrowings under the Credit Agreement will bear interest at a rate equal to LIBOR plus an applicable margin ranging between 1.375% and 3.375%, depending on the public debt credit ratings of K-Dow or the Borrower, or if no public debt credit ratings for K-Dow or the Borrower exist, then depending on the ratio of indebtedness to EBITDA for K-Dow and its subsidiaries. The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including certain limitations on the ability of K-Dow and its subsidiaries, among other things, to incur liens, incur indebtedness, enter into sale and leaseback transactions, sell or transfer assets or receivables or engage in mergers or consolidations, and customary events of default.  The Credit Agreement also contains financial covenants with respect to K-Dow’s and its subsidiaries’ (i) ratio of indebtedness to EBITDA and (ii) consolidated tangible net worth.  In addition, in certain situations, the Credit Agreement requires mandatory prepayments of the term loans with the net cash proceeds of asset sales, debt issuances and issuances of equity interests by K-Dow and its subsidiaries.

The obligations of the Borrower under the Credit Agreement are guaranteed by K-Dow and certain of its subsidiaries. The Company is neither an obligor under the Credit Agreement nor a guarantor under the guaranty agreements.

From time to time, certain of the lenders or their affiliates provide customary commercial and investment banking services to the Company.  In addition, affiliates of certain of the lenders are providing advisory services to the Company in connection with the joint venture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 15, 2008

The Dow Chemical Company

By:	/s/ WILLIAM H. WEIDEMAN
	Name:	William H. Weideman
	Title:	Vice President and Controller